Exhibit 99.1

FOR IMMEDIATE RELEASE: November 3, 2016, 4:07 p.m. (EST)

Financial Engines Chief Financial Officer Ray Sims to Retire

SUNNYVALE, Calif – November 3, 2016 – Financial Engines (NASDAQ: FNGN) today announced that Ray Sims plans to retire as chief financial officer in 2017 following the completion of a process to choose his successor. He intends to remain in his position until a new chief financial officer is appointed and will assist his successor to ensure an orderly transition.

“Ray has been a great asset to the Company and has made many contributions to the business since he joined in 1999. We thank him for his dedication, loyalty and passion for Financial Engines and are grateful for his commitment to assist with the upcoming transition,” said Larry Raffone, president and chief executive officer of Financial Engines.

“It’s been an honor and a privilege to be a part of the Company’s growth over the past 17 years,” said Sims. “I have been fortunate to work with an incredible group of fellow employees and I am proud of what we have accomplished together. I’m looking forward to helping the team make a smooth transition to a new CFO.”

Mr. Sims’ retirement is not related to any disagreement with the management team, the Board of Directors or the Company’s auditors.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people make the most of their money by providing full-service financial planning, including professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We serve as a comprehensive financial advisor for our workplace customers, and offer help to more than nine million people across over 700 companies (including 147 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, please visit www.financialengines.com.

All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C., Financial Engines Advisor Center, LLC, and registered investment advisors known as The Mutual Fund Store. Financial Engines does not guarantee future results.

Contacts:

Investor Relations

IR@financialengines.com

(408) 498-6040

Media Relations

PRTeam@financialengines.com

(408) 498-6020

[1]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).